Exhibit 10.64

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of September, 2013, by and between Perry Ellis International, Inc., a Florida corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Stanley Silverstein (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive as its President, International Development and Global Licensing, according to the terms and conditions as set forth in this Agreement;

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:

1. Term of Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on September 9, 2013 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date, unless terminated earlier as provided herein (such period or abbreviated period referred to as the “Term”).

2. Position, Duties and Responsibilities: Reporting. During the Term, the Executive shall be employed as President, International Development and Global Licensing, shall be appointed as an executive officer of the Company, and shall be responsible for certain operations and other general management of the affairs of the Company and for such duties and responsibilities as reasonably assigned by the Company consistent with the legitimate business needs of the Company. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. The Executive shall devote substantially all of the Executive’s time, attention, knowledge, energy and skills to the duties of the Executive’s employment. During the Term, the Executive shall undertake no employment other than for the Company without the express written consent of the Company’s Chief Executive Officer. The Executive shall report solely and directly to the Chief Executive Officer and President of the Company. Provided that the following activities do not interfere with the Executive’s duties and responsibilities, the Executive may (i) engage in charitable and community affairs, so long as such activities are consistent with his duties and responsibilities under this Agreement, (ii) manage his personal investments so long as such investments are not in conflict with the business of the Company, and (iii) serve on the boards of directors of other companies subject to the written approval of the Company’s Chief Executive Officer. Executive shall report to Chief Executive Officer and President of the Company.

3. Base Salary. During the Term, the Executive shall be paid an annualized base salary of five hundred thousand dollars ($500,000.00), payable in installments in accordance with the Company’s regular payroll practices, subject to deduction for taxes and voluntary payroll deductions, and shall be reviewed annually for purposes of increase in the discretion of the Chief Executive Officer (such base salary, as it may be increased from time to time, “Base Salary”).

4. Annual Incentive Compensation Program.

(a) During the Term, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the board of directors of the Company (the “Board”) in its sole discretion. During the Term, the Executive shall have a Threshold Bonus opportunity under such plan or program of 40% of his current Base Salary, a Target Bonus opportunity under such plan or program of not less than 100% of his current Base Salary, and a Maximum Bonus opportunity under such plan or program of not less than 130% of his current Base Salary, in each case based on satisfaction of performance criteria to be established by the Compensation Committee of the Board (the “Bonus Opportunity”). Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards. The Executive shall first be eligible to participate in the fiscal year 2015 plan. The Executive shall not be eligible for an incentive compensation award in fiscal year 2014 other than as described in Section 4(b) hereof.

(b) The Executive shall be paid the gross amount of One Hundred, Seventy-Five Thousand Dollars ($175,000.00), less applicable tax deductions, as a guaranteed bonus for fiscal year 2014. The bonus payable under this Section 4(b) shall be payable in September, 2014. This will be a one-time signing bonus payable September, 2014.

5. Long Term Incentive Program.

(a) The Executive shall be granted an aggregate of 120,000 shares that are registered in a Form S-8 registration statement filed with the SEC relating to the Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan, as amended and restated on June 12, 2008 and as further amended and restated on June 9, 2011 (“Shares”) on or as soon as practicable after the Effective Date. The first tranche of Twenty-Thousand (20,000) Shares shall vest on September 9, 2014. Twenty-Five Thousand (25,000) Shares shall thereafter vest on September 9, 2015, 2016, 2017 and 2018, provided that all of the Shares shall fully and immediately vest upon (i) a Change in Control (as defined in Section 10(g)), and (ii) a termination of the Executive’s employment pursuant to Section 10(a), (b), (d), or (e). The Shares shall be forfeited to the extent that they are not vested as of the date the Executive’s employment is terminated if such termination is pursuant to Section 10(c) or (f). The Shares shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related restricted stock agreement to be entered into between the Executive and the Company in the form attached hereto as Exhibit A.

(b) In addition to the grant of the Shares, commencing in fiscal year 2016, the Executive may, in the discretion of the Company, be eligible to participate in the Company’s applicable long-term incentive compensation plan as may be established and modified from time to time by the Board in its sole discretion commensurate with his titles and position, and may be eligible to receive awards under that plan in such form and amounts, and subject to such conditions, as the Compensation Committee shall determine each year.

6. Employee Benefit Programs.

(a) During the Term, and except as provided herein, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements generally applicable to senior-level executives.

(b) During the Term, the Company shall provide and/or pay for a life insurance policy on the Executive’s life with a death benefit of Four Hundred, Fifty Thousand Dollars ($450,000.00).

(c) During the Term, the Company shall provide, and Executive shall pay for, long-term disability insurance with a benefit of up to Twenty Thousand Dollars ($20,000.00) per month. The Company shall reimburse the Executive for the cost of the premium payable under the policy at the end of each fiscal year.

7. Reimbursement of Business Expenses. During the Term, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy. The Executive shall also be entitled to reimbursement for legal fees incurred in connection with his entry into this Agreement, but not to exceed $3,000.

8. Perquisites. During the Term, the Executive shall be entitled to participate in the Company’s executive perquisite and fringe benefit programs applicable generally to the Company’s senior-level executives in accordance with the terms and conditions of such arrangements as are in effect from time to time. Notwithstanding anything contained in this Agreement or applicable Company policy to the contrary, the Executive shall be entitled to business class air travel.

9. Vacation. The Executive shall be entitled to 20 paid vacation days per calendar year, commencing in the 2014 calendar year (and seven (7) vacation days in the 2013 calendar year), in accordance with the Company’s vacation policy in effect from time to time, including but not limited to the policies with respect to carryover or forfeiture of unused vacation days. Executive shall not be eligible to accrue or use vacation leave until after three months of employment with the Company.

10. Termination of Employment.

(a) Termination of Employment Due to Death. In the event of the Executive’s death during the Term, the Term and the employment relationship shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following: (i) the Executive’s Base Salary through the date of such termination, subject to withholding and other appropriate deductions and (ii) reimbursement for expenses accrued during the period of employment in accordance with Section 7, (iii) vested benefits (including vacation) accrued through the date of such termination in accordance with applicable law or the governing plan rules, and (iv) any rights with respect to the vested portion of the Shares granted under Section 5 hereof or any other equity awards pursuant to the governing documents related thereto ((i) through (iv), collectively, the “Accrued Obligations”). In addition, the Executive shall be entitled to receive any annual bonus in respect of the fiscal year preceding the fiscal year in which the Executive’s employment ends that has not yet been paid on the date on which Executive’s employment ends (the “Previous Year Bonus”).

(b) Termination of Employment Due to Disability. If the Executive’s employment is terminated by the Company due to Disability during the Term, the Term shall end as of the date of the termination of the Executive’s employment and the Executive shall be entitled to the Accrued Obligations and the Previous Year Bonus.

The term “Disability” shall mean the Executive’s failure and inability to perform his essential duties and responsibilities under this Agreement, with or without reasonable accommodation, because of a “serious health condition” (as that term is defined and interpreted under the federal Family and Medical Leave Act) for a period of greater than twelve (12) weeks in any 12-month period.

(c) Termination of Employment by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Term, the Term and the employment relationship shall end as of the date of the termination of the Executive’s employment for Cause and the Executive shall be entitled to the Accrued Obligations.

The term “Cause” shall mean: (a) commission by the Executive of a felony; or (b) willful misconduct or gross negligence by the Executive in connection with his performance of duties for the Company; or (c) a willful failure by the Executive to carry out the reasonable and lawful directions of the Company; or (d) fraud, embezzlement, theft or dishonesty by the Executive against the Company or a willful material violation by the Executive of a policy or procedure of the Company; or (e) a material breach by the Executive of this Agreement after written notice by the Company and without cure by Executive within 30 days of such notice.

(d) Termination of Employment by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, other than due to death or Disability, the Term and the employment relationship shall end and the Executive shall be entitled to the Accrued Obligations and the Previous Year Bonus. In

addition, the Executive shall be entitled to a lump sum cash amount equal to 50% of the Base Salary payable as soon as practicable following the termination date (the “Severance Payment”). In no event shall a termination of the Executive’s employment without Cause occur unless the Company gives written notice to the Executive.

(e) Termination of Employment by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. Upon a termination by the Executive of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 10(d) above. In no event shall a termination of the Executive’s employment for Good Reason occur unless the Executive gives written notice to the Company and an opportunity to cure within 30 days of such notice stating with specificity the events or actions that constitute Good Reason. “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions: (1) a reduction of the Executive’s Base Salary or Bonus Opportunity (i.e. - not a reduction of any actual bonus amount (if any) paid from year to year); (2) a material breach by the Company of this Agreement; or (3) a material diminution of the Executive’s duties, title, position, reporting lines, or status as an executive officer.

(f) Voluntary Termination of Employment by the Executive Without Good Reason. If the Executive voluntarily terminates his employment without Good Reason, other than a termination of employment due to death or Disability, the Term and the employment relationship shall end as of the date specified in the notice of the termination of the Executive’s employment without Good Reason, such notice not less than 14 days and not greater than 28 days from the termination date, and the Executive shall be entitled to the same payments and benefits as provided in Section 10(c) above.

(g) Termination of Employment in Connection with a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during (i) the 6-month period immediately preceding the date of the Change in Control or (ii) the 2-year period immediately following the date of the Change in Control, the Severance Payment shall be increased to an amount equal 200% of the sum of the Executive’s Base Salary and Bonus Opportunity at Target. A “Change in Control” shall mean: (1) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) (other than by (i) any subsidiary or affiliate of the Company, (ii) any entity owned, directly or indirectly, 50% or more by the Company, (iii) any employee benefit plan of any such entity, or (iv) George Feldenkreis, any spouse, parent, sibling or descendant of George Feldenkreis, or any spouse or descendant of any parent, sibling or descendent of George Feldenkreis and/or any entity for their benefit), through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company; or (2) the liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); or (3) the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

(h) Clawback of Certain Compensation and Benefits. If, after the termination of the Executive’s employment with the Company for any reason other than by the Company for Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated by the Company for Cause, or the Executive breaches Sections 13 below, then in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive shall be required to pay to the Company, immediately upon written demand by the Board, any Severance Payment previously paid to the Executive.

(i) General Release Agreement. In order to receive the cash payments and cash benefits available to the Executive under this Section 10 (other than the non-cash Accrued Obligations), the Executive or his estate, as the case may be, must execute a general release of claims in substantially the form attached as Exhibit B.

(j) Reduction for Other Benefits. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 10 shall be reduced by any other compensation payable under any severance or change-in-control plan, program, policy or arrangement of the Company in which the Executive is a participant and under which he has or will actually receive compensation.

(k) Resignation as an Officer. On or before the date Executive’s employment terminates, the Executive shall submit to the Company in writing his resignation, if applicable, in any capacity other than the employment relationship.

11. Board Policies. The payments and benefits provided under this Agreement shall be subject to any compensation or governance policies that the Board may adopt from time to time that are applicable by their terms to the Executive.

12. Confidentiality: Assignment of Rights.

(a) During the Term and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company which he acquires during Executive’s employment, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body with apparent jurisdiction. For purposes of this Agreement, confidential information includes all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive and any information acquired by the Company from others) prior to or after the Effective Date, and not generally or publicly known, (other than as a result of unauthorized disclosure by the Executive), with respect to the Company or the Company’s business.

(b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”) which during the Term are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

13. Noncompetition: Nonsolicitation. The Executive covenants and agrees that, during the Term and for six months after Executive’s last date of employment with the Company, Executive shall not directly or indirectly, engage in a Competitive Activity or call on, solicit or do business with any customer or client of the Company or any subsidiary. “Competitive Activity” shall mean, directly or indirectly (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise), activity that is in direct competition with the Company or any of its Subsidiaries in any of the States within the United States, or countries within the world, in which the Company or any of its Subsidiaries conducts business with respect to a business in which the Company or any of its Subsidiaries engaged during the Term; provided, however, that an ownership interest of 1% or less in any publicly held company shall not constitute a Competitive Activity. The Executive covenants and agrees that, for two (2) years after Executive’s last date of employment with the Company, he will not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, employ or attempt to employ any employee of the Company or any Subsidiary, or any person that was employed with the Company during the last six months of Executive’s employment.

14. Assignability, Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. The Executive may not assign his rights under this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

15. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from

Code Section 409A under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if required by Code Section 409A, if the Executive is considered a “specified employee” for purposes of Code Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

16. No Mitigation; No Offset. In the event of any termination of the Executive’s employment under Section 10, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain except as specifically provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under Section 10 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of the Company in which the Executive is a participant and under which he has actually and previously received compensation and/or benefits.

17. Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board and any applicable laws, or, if greater, and not precluded by applicable laws, by the laws of the State of Florida, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. Any indemnification by the Company shall only be required where, to the extent practical without prejudice to the Executive’s rights, the Executive submits notice to the Company of the cost, expense, liability and loss and receives the Company’s approval, such approval not unreasonably withheld.

(b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 17(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

18. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

19. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

20. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case maybe.

21. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If such invalidity or unenforceability is caused by length of time or size of area, or both, the otherwise invalid provision shall be considered to be reduced to a period or area which would cure such invalidity.

22. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment hereunder, to the extent necessary to the intended preservation of such rights and obligations.

23. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without reference to principles of conflict of laws unless superseded by federal law.

24. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Miami, Florida or any other location mutually agreed to by the Parties in accordance with the rules and procedures of the American Arbitration Association governing employment disputes. The Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs shall be shared equally by the Parties, and all other costs shall be borne by the Party incurring such cost. Nothing in this section shall, however, limit or prevent the Company from litigating in any court of competent jurisdiction any claim for emergency, temporary, or permanent injunctive relief related to any violation of a restrictive covenant described herein.

25. Notices. All notices shall be in writing, shall be sent to the following addresses listed below or to such other address as either Party shall request by notice to the other, using a reputable overnight express delivery service, and shall be deemed to be received when sent.

If to the Company:	Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172
Attention: General Counsel

If to the Executive:	The Executive’s last known address on file with the Company with a copy to:
Gary Rothstein, Esq.
Morgan Lewis & Bockius
101 Park Avenue
New York, NY 10178

26. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27. Counterparts. This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

STANLEY SILVERSTEIN

Stanley Silverstein
Date:

PERRY ELLIS INTERNATIONAL, INC.

By:
Name:	Anita Britt
Title:	Chief Financial Officer
Date: